UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2011

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 12, 2011, ICF International, Inc. (the “Company”), through its wholly-owned subsidiary ICF Consulting Group, Inc. (the “Purchaser”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with the members (the “Members”) of Ironworks Consulting, LLC, a Virginia limited liability company (“Ironworks”). By the terms of the Purchase Agreement, which contain customary representations and warranties, the Purchaser will acquire 100% of the membership interests of Ironworks, for a cash purchase price of $100 million, subject to a post-closing adjustment based on Ironwork’s closing date working capital (the “Ironworks Acquisition”).

The completion of the Ironworks Acquisition is subject to certain conditions, including, among others, (i) the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended; (ii) subject to certain materiality exceptions, the representations and warranties made by the Purchaser and the Members, respectively, are true and correct; and (iii) the Purchaser, Ironworks and the Members are in compliance in all material respects with their respective Purchase Agreement obligations.

At the closing of the Ironworks Acquisition, the Purchaser will pay: $15 million of the purchase price into an escrow account that will be used as security for the Members’ indemnity obligations relating to breaches of representations and warranties, covenants and certain other expressly enumerated matters; and $2 million of the purchase price into an escrow account for the post-closing adjustment to the purchase price. The Purchaser also agrees to indemnify the Members for damages incurred by its breach or default of covenants, warranties and representations as specified in the Purchase Agreement.

The Purchaser and the Members may terminate the Purchase Agreement upon mutual written agreement, or either party may terminate the Purchase Agreement if the transaction has not closed on or before December 31, 2011 (provided that each of the Purchaser and the Members may extend the date under certain circumstances to February 28, 2012 upon written notice to the other). Either the Purchaser or the Members may also terminate the Purchase Agreement if (i) there is a permanent injunction or ruling by a governmental entity preventing the transaction; or (ii) the other party is in material breach of any of the representations, warranties or covenants in the Purchase Agreement which is either not curable or, if curable, is not cured within 30 days after written notice. The Purchaser may also terminate if a material adverse change has occurred.

The purchase will be funded through the Company’s existing bank credit line.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Purchase Agreement will provide investors with information regarding its terms and conditions and is not intended to provide any factual information about the Company, the Purchaser, Ironworks or the Members. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in the disclosure schedules provided by the Members to the Purchaser in connection with the signing of the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Purchaser and the Members, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the Purchaser, Ironworks or the Members.

Item 8.01	Other Events

On December 12, 2011, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of the release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated December 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: December 15, 2011	By:	/s/ Sandra Murray
Sandra Murray
Senior Vice President & Interim Chief Financial Officer